CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 14, 1998, relating to the financial statements and per share data and ratios, which appears in the June 30, 1998 Annual Report to Shareholders of the Emerging Markets Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" and under the heading "Independent Accountants and Legal Counsel" in such Registration Statement.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
May 11, 1999